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The following is a transcript of a conversation hosted by Jesse Day of Commodity Culture and Will Ulrich, Founder and Co-Chief Executive Officer of PIH, published on February 13, 2026.

Commodity Culture Hosted Presentation with Presidio Petroleum

Jesse Day

Hello, everybody. Welcome into Commodity Culture, where our goal is to make you a better investor in the commodity sector.

My name is Jesse Day. Today is February 10th, 2026. And before we dive in, standard disclaimer, nothing here is investment advice. Do your own due diligence.

And today’s guest is the Co-CEO of Presidio Petroleum, a differentiated oil and gas operator, focused on the optimization of mature producing oil and natural gas assets in the United States.

It’s Will Ulrich. Great to have you on the show.

Will Ulrich

Thanks for having me.

Jesse Day

Happy to have you here. I love talking about the oil and gas sector. I don’t do it enough. I want to start with a 30,000 foot overview of the sector, at present. Over the past several years, it’s been hated, divested of by big institutions because of ESG guidelines and, overall, thought to be an investment thesis going extinct by the mainstream financial press. I have very different opinions on this. I see it as undervalued and potentially presenting a massive opportunity at present. But I would love to get your thoughts on the state of energy markets, today.

Will Ulrich

Sure. Yeah. I think you have powerful macro forces and also micro forces at work that are creating headwinds for the industry and have for the last several years. If you think about it from a macro perspective, we had years of overinvestment in the space that didn’t necessarily realize the returns that investors were hoping for. And you coupled that, at the same time, with the ESG movement pushing a lot of traditional investors away from oil and gas and into more new energy technologies.

And as a result, when you zoom out and you look at the S&P 500, as an example as one statistic, the US oil and gas companies today make up about 3% of the market cap of the S&P 500. Whereas, if you think back historically that number has averaged more like 8%. And at times when oil and gas has been more prolific, it’s gotten as high as 15% of the S&P 500.

So while it’s valued at 3% of the market cap, it’s contributing, on average, over the years between the cycles, about 10% of the free cash flow to the S&P 500. So, from your perspective, maybe as you’re thinking about it and why maybe you see that opportunity is there is a disconnect between the amount of value that’s being attributed to the industry and the amount of cash flow that the industry is contributing into the S&P 500.

A part of that is a favoring newer investments. And if you think about a CapEx, for example, and again, compare some statistics, the entire US oil and gas industry’s CapEx is the same for 2026, as Google. So you have one company in the tech industry who is spending more or as much as an entire industry on their growth initiatives.

And so, I think there’s a perception amongst investors of not wanting to reenter that space after having left it and that there are more exciting opportunities available investing in tech in other areas, which we’ve seen some over investments, some pulling back. But you know, for the most part, certainly more popular places for people who are maybe generalist fund managers or retail investors to put their money.

That does create and can create interesting opportunities. And one of the reasons, and I’m sure we’ll get into it in a bit here, but we’re taking Presidio public. So Presidio has been a private business for the last eight years, and we announced a merger with a SPAC in August of 2025. We’ll be closing on that deal in the next couple of weeks here.

And we bring a very differentiated story to the oil and gas public markets. which is one that’s not necessarily predicated on the business plans of old, which were based on drilling and completing new wells, increasing production over time and, eventually, providing value to investors through the realization of that in the public markets.

Our model is very much focused on being the most efficient producer of oil and gas wells, not drilling and completing those wells. And as a result, using that free cash flow that would otherwise be used to go back into the ground and to invest in these new oil and gas wells, but using that cash flow, instead, to grow through acquisitions and as dividends to our existing shareholders.

So we think we’re creating an interesting value proposition. I do think, also, other areas within the industry have interesting value propositions but at the same time, you have that macro backdrop where there are just a lot of headwinds that I think are causing people to just underinvest in the space, compared to how much the space is contributing to free cash flow.

Jesse Day

Yeah, great summary there. And we will dive into Presidio a little later, including the very generous dividend that you have planned. But I want to talk now about the US, specifically, because many analysts in the oil sector are claiming that in the big shale oil fields, such as the Permian, Bakken, and Eagleford, we are starting to see production roll over and new wells are getting more expensive to bring online, so they’ll need a higher oil price to produce. And overall, we could expect less production coming out of those fields, moving forward.

As somebody who’s inside the industry, I’d love to get your thoughts on how much truth there is to these claims by analysts.

Will Ulrich

And I think, also, you can differentiate oil from gas when you think about this because as we’ve grown massive fields in both of those areas over the last two decades. But if you think about what I think the major overarching theme, today, in the public markets and also in the private markets, is lack of inventory for drilling new wells.

And so, that is obviously driven by the commodity prices. So the higher commodity prices are, the more economic inventory exists in our country and in the world. Where we have pricing on the oil side and on the natural gas side today, there are fewer and fewer places that generate the returns that investors want in order to go deploy that capital into the ground.

The result, it’s been the result of the massive production increases that we’ve seen over the last decade. I think, frankly, on the one hand, I would never bet against the US oil and gases industry to go and increase production. We are very good at creating new efficiencies. We’re very good at inventing new technology. The development of longer lateral drilling, of cheaper fracks, of new frack technologies that are coming out, all point towards the fact that we can produce more molecules and barrels in this country when we want to.

The question, I think, becomes, can we do it economically? And at today’s prevailing prices, I think for a lot of people, the answer is it’s not as economic as they would want it to be. And so as a result, they’re going to not consume those locations today, save those for a different commodity price environment to drill them.

And at the same time, because they’ve drilled a lot of their locations and a lot of their inventory, they’re looking for new areas to go find fresh places to drill or places that maybe are areas that were drilled previously, but now with newer technology are going to be able to be drilled more economically.

But you have the backdrop, also, of inflation from the last few years, of people who have left the industry because there’s been a lot of volatility over the last several years in the industry. And so, yeah, all signs point to the Permian will turn over and flatten and then decline this year. You know, you get data points out of companies like Continental who, for the first time, have zero rigs running in the Bakken. That production is turning over you know the areas within the Eagleford. A lot of them are largely developed. And so, you know, there just aren’t that many sticks left to drill.

And then on the gas side, you have a little bit of a different story, you have some, had some higher prices, earlier, this year. You have some higher pricing you get from winter and we have a real ability to manufacture gas in this country. And so, to the extent prices hit certain levels, we see immediate amounts of gas come on and very flush production, which tends to be kind of playing this whack-a-mole game with the gas prices. And so, you see some volatility around that.

But on the gas side, it does seem like we have more room to continue to grow, as we continue to grow LNG exports, as demand increases domestically here to support additional electrification, data center growth, population growth in southern states, etc.

So they have different dynamics but, certainly, it seems like people are drilling less today and the rig count supports that.

Jesse Day

Back in November of last year, the International Energy Agency revised their outlook on when peak oil demand would occur and also indicated that long-term oil demand growth was more robust than they anticipated. Now, the IEA has consistently been wrong on so much of the data they put out. In my opinion, they have a very pro-renewable energy and anti-hydrocarbon bias.

So, to see them make these revisions indicates, to me, there’s more growth ahead than they’re indicating.

Would you agree? And how do you think about the concept of peak oil? Is that a misnomer?

Will Ulrich

Yeah, it’s funny, peak oil, that originally came about with the idea that it was peak oil supply that we were running, the world was running out of oil. And now, obviously, roll forward 50 years from those peak oil theories, we’re now talking about when is the peak oil demand going to be.

I think the projections that some of these government agencies have made basically just don’t recognize the amount of presence of these products in everyday lives for every person, whether it’s in their clothes or in their car or in their manufacturing or whatever it is, natural gas, natural gas liquids, oil are a very prevalent part of everybody’s life and they are going to be for a very long time.

And then if you think about the growth projections, we have populations on earth here who desire to grow, desire to grow their economies. We have seen massive creation of coal power in China and Africa which, eventually, could be more cleaner burning natural gas. You see big growth in oil consumption in India.

And so, we have to remember that these are global commodities. And so, we think about the US, obviously, is an important consumer and the largest consumer of these products. And for a long time, that created issues for us because we were an importer of most of them. We’re now in a position where we’re net exporting. At the same time, we’re still consuming large amounts, but the rest of the world wants to consume large amounts, too.

And so, I think you will continue to see the growth from that. And you can point to specific examples around electric car adoption. And obviously, year over year, electric car sales are down. dramatically. Other countries are maybe making more of an electric car first approach. But if you think about just the sheer number of internal combustion machines that are out there, globally, is, I think somewhere in the range of a billion. It’s going to take a massive shift in order to electrify that and that alone can be a significant piece of demand.

Jesse Day

So how long do you think hydrocarbons and hydrocarbon demand will be with us? Is this going to be kind of so long as humanity exists, we’re going to need them? Or do you think that, at some point, some technology is going to come along, whether that’s fusion technology or something else that’s going to somehow displace the need for hydrocarbons? That’s a tough concept to think about because as you mentioned, it’s used in so many products, not only to power vehicles, it’s used not only in gasoline, but in a huge array of different products. So, will there ever be peak oil demand, in your view?

Will Ulrich

Yeah, I think there will be. I mean, this source as a fuel hasn’t been around for that long in the kind of time span of human history. And so, we’re dealing with a technology that is 150 years old. And so, obviously, we’ve made unbelievable advances in that technology, over the last 150 years. And if you think about, all right, well, let’s put another 150 years on top of that, we’re going to be seeing things like the small modular nuclear reactors, potentially fusion, obviously, better battery storage that could lead to more alternatives being used rather than natural gas.

I think, for now, I think there was a realization, and this is probably is informing the IAA and they’re changing their methodologies here, that there is going to be a longer adoption period on any of those technologies, that none of those technologies were quite ready to fully take on the load that hydrocarbons take on. But over time, they will chip away at that need. And eventually, you’ll see portions of power and for transport and for clothing and other things, eventually, be replaced in hydrocarbons.

But that’s on a, to me, a multiple lifespan type time frame. I’m a young guy. I’ve enjoyed the oil and gas industry, tremendously. I’ve been in it for 20 years. I think it’s an incredibly interesting and dynamic and now tech-driven sector to participate in. If I thought that it was dying out in the next few years here we probably would have started a different kind of company.

Jesse Day

Well, let’s discuss how Presidio fits into the picture. You describe your vision in the investor presentation as a simple, disciplined approach to generate steady income from American energy. Walk us through what that looks like and how you’re executing on that vision.

Will Ulrich

Yeah, so we’ve created an incredibly simple business plan. So, everything that you and I have just talked about requires a decent knowledge, a lot of reading, understanding the supply dynamic, the demand dynamic, understanding which company is drilling a better acre versus another company who’s got a more expensive well cost than a different company. And these are all important pieces of data that experts have used to analyze investments in the oil and gas space for a long time.

We’ve wanted to create a very simple model, where this is just a cash flow generation machine. The source of the cash flow is American Energy. And so, our business model is to produce oil and gas. We use hedges to protect our pricing so that we have an easily predictable revenue. We have a best-in-class operating team that drives our operating expenses to the lowest levels, possible. We pay down some of our debt every month, and then what’s left over is available as a fixed dividend to our investors or cash that we’ll retain to continue to build the company through acquisitions.

And so, if an investor wanted to come look at our business, they don’t need to understand how much of our free cash flow we’re putting back into the ground through new drilling versus how much we’re handing out to investors, because that answer is simple, we’re not putting anything back into the ground. We’ve never drilled an oil and gas well.

We have used creative ideas to create value from the undeveloped lands that we control, but we haven’t spent a dollar, actually putting the bit into the ground, ourselves. And at the same time, we’ve been able to generate what we think, for the last eight years, are true industry leading returns.

So we’re taking this private business that has been tried and true that we started in 2017 and now taking that into the public markets where we think that our value proposition will be a little bit different. We think that the public investor who may be the guy who just wants to have access to the long-term commodity prices and what’s the potential for maybe an uptick in long-term commodity cycle if the EIA is wrong and supply is really turning over here, but then demand in the future is going to be even more than people expect. Obviously, we would expect prices to rise if that’s a result.

How does an investor get exposure to something like that? How do they get exposure to continued growth in production, but not through participating in a company whose actually drilling those wells, but a company who’s buying the cash flow from those wells after they’ve already been drilled in a much less risky proposition?

And so, we’re really excited about bringing that story to the market. We’ve raised, as a part of the de-SPAC transaction, we’re bringing about $300 million in capital into the business. And then we expect to continue to raise additional capital on a go-forward basis in order to continue to fund our growth, which mainly will come through roll-ups and through acquisitions.

And in fact, today, we actually just announced a billion dollar partnership with Goldman Sachs, where they are going to be providing a billion dollars of debt financing in order for us to support us in going and executing on that acquisition growth.

Jesse Day

Wow, breaking news. Maybe dive a little bit more into the details of that, as it’s very current. How did that deal come about and how do you expect to leverage that to move your projects forward?

Will Ulrich

Sure, yeah. So we have a long relationship with Goldman, particularly on the commodity side where we do a fair bit of our oil and gas hedging. And we had, about five years ago, started working with them and others on pioneering a new form of financing in the oil and gas space that was called oil and gas asset-backed securities. And asset-backed securities have existed for a long time in a lot of other corners of the industries, credit cards, mortgages, car loans, data centers, Dunkin’ Donuts franchise, etc.

I mean, it’s a very deep market, but it just never had bonds issued into the oil and gas space, before. And the nature of the assets that Presidio owned made it very appropriate to use that financing. And so, what we created was an ability to issue investment grade bonds to insurance companies and pension funds and other investors and asset managers who were looking for a little bit of a better investment than just buying treasuries but at the same time, getting the investment grade bonds associated with steady producing cash flows from, in this case, now oil and gas assets.

And so, if you kind of roll that technology forward a few years, Presidio is the first large-scale issuer. We did a $450 million bond issuance in 2021. Subsequently, about, I think, $20 billion has been issued of bonds into that space. And so now it’s become a much more kind of regular way of dealing in our sector.

But we wanted to continue to advance the technology, and it hadn’t been used before, broadly, in acquisitions. And the reason for that is that if you’re showing up to a seller and you want to buy an asset, they want to have certainty of financing, certainty of funds. And an oil and gas ABS takes a few months to execute because you need to go and get your investment grade rating and put your syndicate of investors together.

And so, what we’ve created is a warehouse facility. And so, ABS, Goldman will provide financing that looks like ABS financing, but it won’t have that investment grade rating associated with it. And we’ll be able to warehouse that debt with Goldman Sachs until we decide that we want to then issue our bonds, and then we’ll have the time to actually go and do that in an organized manner.

So, it’s a first of its kind in terms of the financing, and we’re really excited about it. It’s going to be one of the pieces that’s going to power the acquisition growth here, going forward.

Jesse Day

Well, let’s talk about Presidio going public. You’re doing so through a merger with EQV Ventures. How did that partnership come about? What makes the combined company stronger than their individual parts, and how will it benefit shareholders?

Will Ulrich

EQV raised a SPAC about two years ago, specifically targeting this sub-sector within the oil and gas space, which was people who weren’t focused on drilling wells, but people who were focused on the prudent management of existing cash flowing wells. And so, when they actually got their deal public, we met with them very soon thereafter, and it was obvious that it solved their desire to be able to merge with an established private business and our desire to be able to get access to the permanent capital that the public markets represented that we wanted to use to grow our platform, going forward.

And honestly, I mean, part of it is it’s the American dream for us. My business partner, Chris, and I started this business paying salaries out of our checking accounts, and now fast forward almost 10 years, and we’re very close now to weeks away from listing the company on the New York Stock Exchange.

But the piece that I think is important there is we wanted to be able to continue to grow. So we just see an unlimited potential to continue to acquire producing oil and gas. Our industry has been so good at creating that new production. But we’ve never really focused that much on managing it, once it’s already online and once it’s cash flowing in terms of managing it as efficiently as possible. And that’s all that Presidio does.

And so, as more wells get drilled and as the inventory gets drilled up and all those kind of big picture issues that are in front of companies, today, that’s a benefit to us. Like, we benefit from the inverse of it which is that, essentially, companies are long production and short new locations to drill. Our desire for our business plan is to be long production and short locations to drill. And so, their problem is something that we can provide the solution to, and we view it as many, many years of growth and almost infinite opportunity.

And for a company our size, we look at, we’ll be public here at about a 700-ish million dollar enterprise value. Our acquisition backlog is $15 billion, today. And those are deals that we think are actionable that could be acted upon over the next two years. And so, then the broader, over the next five years, it’s $75 billion.

So, it’s just a massive white space that we’re really excited to fill. So the guys at EQV had the thesis of raising that SPAC to go after a company that fit the vision. And so, obviously, we’re very aligned on doing that. They also do own some producing oil and gas assets that they’re contributing into our public company and taking back stock in our public companies, so we’ll be very well aligned on a go forward basis. And so, we’re really excited here.

We announced the deal back in August with the anticipation of closing before the end of the year. We had the government shutdown, so the SEC was shut as a part of that, so it took a little bit longer than expected, but we’ve now set our vote for February 27th, and then we would anticipate closing pretty shortly thereafter.

Jesse Day

Now, you have a focus at Presidio on returning capital to shareholders, as you mentioned, and part of that includes a very sizable dividend of $1.35 per share for a 13% yield. What allows you to pay such a generous dividend and still be able to grow the company?

Will Ulrich

Yeah, because we’re not reinvesting in drilling oil and gas locations. And so, most companies who are in the space, are in the sector, are drilling wells. Some companies drill less wells than others, but everyone is drilling. And so, some businesses are reinvesting 100% of their free cash flow back into the ground to create more production, to keep their production flat or to grow it slightly. Other companies are maybe investing 80%.

There is a sub-sector within the industry that are probably our closest peers, and they’re focused on the optimization of the existing production, but they’re also redeploying about 35% to 40% of their free cash flow into drilling wells. Our number is almost zero.

So we’re not drilling any wells. Where we do see some opportunities to invest, it might be in acquiring some services that are providing third-party services to us that are more efficient for us to buy in. And so, our free cash flow reinvestment grade in past years has been about 3%. And that just leaves an enormous amount of excess cash that we think is best suited being given back to our shareholders.

And then when we want, we will go make acquisitions and we’ll use our equity as a currency to go make those acquisitions because we’ll be able to, through each one of those deals, grow our dividend where we show projections of through a fairly modest acquisition case over the next few years, being able to more than double it, maintain or lower our leverage position, but then also because of our operational expertise, we can invest the equity at very attractive rates of return.

So, when we look at underwriting acquisitions, if they check those boxes of us being able to immediately announce to our investors that we’re raising the dividend, to be able to know that they’re maintaining our long-term leverage goals, and to also know that we’re investing at really attractive rates of return, we check all those boxes and we think we can go put a lot of capital to work growing the business.

Jesse Day

Could you shed some light on the team behind Presidio and the key roles they play in moving your operations forward, starting with yourself and your own background?

Will Ulrich

Yeah, so we have kind of two halves to our coin here. So, I’m co-CEO and Chris Hammack is the other co-CEO. I’m the Harvard finance guy. He’s the Texas A&M petroleum engineer. And so, I started my career as an investment banker. I went in-house to one of our clients and grew and sold several successful public companies with multi-billion dollar exits. I had the entrepreneurial itch from a young age and had learned from great entrepreneurs. I always knew that I wanted to start my own business.

And so, in 2016, the industry was really in the doldrums. It was not a great time to be in the industry. And at the same time, Chris was feeling the same way about the position he was in. So he and I had been friends and had worked together at prior companies, and we kind of reunited in 2016 to say, hey, now’s the time, let’s go do this.

Then we had to figure out what the this was. And in this case, we determined it was, let’s not build a business based on drilling oil and gas wells and growing production. Let’s build this business about using tech and digitization and all of these tools that other industries are using, but the oil and gas industry has not really adopted yet, in order to generate these really great returns, but to do it in a way where we think we’re controlling our risks a lot better. We’re controlling the volatility. We don’t subject ourselves to the traditional boom and bust cycle that everybody is accustomed to in the oil and gas space.

And so, that was really how we built the strategy. The most important people in the company, in order to execute on that, are not me and Chris, they’re actually our guys who work out in the oil and gas field. And so, typically, you would see in oil companies a very command and control structure. So these businesses are investing hundreds of millions of dollars in capital expenditures. They have engineers who are in Houston or Oklahoma City or other areas. who are really dictating how the people in the field should be going and executing on their business.

We flipped that entirely on its head. So, our desire was to make our decision makers the guys who were actually closest to the well and push that decision making as close to the well as possible. Give those guys the information, digital tools, live financials, that enable them to make good decisions. And then to the extent that they make decisions that benefit the company above and beyond what we would expect from a budget, they get additional incentive compensation from doing that.

So, that’s a really very different operating philosophy than the industry has had. It’s a way that we’ve been able to keep our production more efficient and our costs low. And it’s also created a really awesome culture where people like being empowered to make the decisions that they want to make around their businesses. And we’re there to support them in doing that. But that group is the most important people here.

Jesse Day

Well, is there anything we haven’t yet discussed or anything you think it’s important to emphasize the potential shareholders of Presidio Petroleum should be focused on?

Will Ulrich

I think it’s an exciting opportunity. We’re combining the current existing $1.35 dividend that will start to pay shortly after closing, with an incredible amount of dividend growth potential through all of these acquisition opportunities. And so, if you think about it from a perspective of an investor who might be wanting to have exposure to the oil and gas industry and to those macro factors, but through a way that, hopefully, removes a lot of that boom and bust and through paying a stable dividend while also having the potential opportunity to be a part of that dividend being increased and, potentially, the price of the stock increasing to represent that increased yield, I think it’s pretty exciting.

And the other piece of it is we’re not new to the space. This is a business model that we’ve been conducting privately here in a successful way, for the last eight years. And we’re basically just taking that culture and that existing asset base to the public markets with the intentions to grow it, significantly.

And when we first closed on our first acquisition, it was about $50 million, and we set a desire to 10x the business, within 12 months. And we were successful in doing that by buying a $400 million acquisition, one year later. We’re going public here at a $700 million value. And I challenged the team and told the markets, our desire here is not to move slowly but to act quickly, take advantage of these opportunities. Let’s 10x the company again, and let’s do it, quickly.

Jesse Day

And when the company is listed, do you have a ticker for it?

Will Ulrich

Yeah, so we trade under the ticker, FTW. We’re a Fort Worth-based company. We actually changed the EQV SPAC ticker to FTW, so you can find it today at FTW, and then we’ll be closing in the first week of March and trading as Presidio Production Company.

Jesse Day

Excellent. Well, I’m going to put a link in the description below to the Presidio Petroleum website so people can follow along with the company. Will, thank you so much for coming on the show and sharing your knowledge with the audience.

Will Ulrich

Thanks for having me. Enjoyed it.

Jesse Day

Commodity Culture is a series on commodities and natural resources. If you would like to see more, be sure to subscribe and hit the bell notification so you’re always up to date with the latest episodes.

Forward-Looking Statements

This communication includes “forward-looking statements.” These include the expectations, hopes, beliefs, intentions or strategies regarding the future for EQV Ventures Acquisition Corp. (“EQV”), Presidio PubCo Inc. (“Presidio”), EQV Resources LLC (“EQV Resources”) or Presidio Investment Holdings LLC (“PIH”), or those of their respective management teams. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “potential,” “budget,” “may,” “will,” “could,” “should,” “continue” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding Presidio’s, PIH’s, EQV Resources’ and EQV’s expectations with respect to future performance, the capitalization of EQV or Presidio after giving effect to the proposed business combination between EQV and PIH (the “proposed business combination”) and related transactions with EQV Resources and expectations with respect to the future performance and the success of the combined company following the consummation of the proposed business combination. These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of Presidio’s, PIH’s, EQV’s and EQV Resources’ management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied upon by any investors as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Presidio, PIH, EQV Resources and EQV. These forward-looking statements are subject to a number of risks and uncertainties, including changes in business, market, financial, political and legal conditions; benefits from hedges and expected production; the inability of the parties to successfully or timely consummate the proposed business combination, including the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed business combination or that the approval of the shareholders of EQV is not obtained; failure to realize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of Presidio to grow and manage growth profitably, maintain key relationships and retain its management and key employees; risks related to the uncertainty of the projected financial information with respect to PIH or Presidio; risks related to PIH’s current growth strategy; the occurrence of any event, change or other circumstances that could give rise to the termination of any definitive agreements with respect to the proposed business combination; the outcome of any legal proceedings that may be instituted against any of the parties to the potential business combination following its announcement and any definitive agreements with respect thereto; changes to the proposed structure of the proposed business combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the proposed business combination; risks that PIH or Presidio may not achieve their expectations; the ability to meet stock exchange listing standards following the proposed business combination; the risk that the proposed business combination disrupts the current plans and operations of PIH; costs related to the potential business combination; changes in laws and regulations; risks related to the domestication of EQV as a Delaware corporation; risks related to Presidio’s ability to pay expected dividends; the extent of participation in rollover agreements; the amount of redemption requests made by EQV’s public equity holders; and the ability of EQV or Presidio to issue equity or equity-linked securities or issue debt securities or enter into debt financing arrangements in connection with the proposed business combination or in the future. Additional information concerning these and other factors that may impact such forward-looking statements can be found in filings and potential filings by PIH, EQV, EQV Resources or Presidio resulting from the proposed business combination with the SEC, including under the heading “Risk Factors” in the Registration Statement on Form S-4 (as amended, the “Registration Statement”) filed by Presidio, EQV Resources and PIH. If any of these risks materialize or any assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that none of Presidio, PIH, EQV Resources nor EQV presently know or that Presidio, PIH, EQV Resources or EQV currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by investors as a guarantee, an assurance, a prediction or a definitive statement of fact or probability.

In addition, forward-looking statements reﬂect Presidio’s, PIH’s, EQV Resources’ and EQV’s expectations, plans or forecasts of future events and views as of the date they are made. Presidio, PIH, EQV Resources and EQV anticipate that subsequent events and developments will cause Presidio’s. PIH’s, EQV Resources’ and EQV’s assessments to change. However, while Presidio, PIH, EQV Resources and EQV may elect to update these forward-looking statements at some point in the future, Presidio, PIH, EQV Resources and EQV specifically disclaim any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing Presidio’s, PIH’s, EQV Resources’ or EQV’s assessments as of any date subsequent to the date they are made. Accordingly, undue reliance should not be placed upon the forward-looking statements. None of Presidio, PIH, EQV Resources, EQV, or any of their respective affiliates have any obligation to update these forward-looking statements other than as required by law. In addition, this communication contains certain information about the historical performance of PIH. You should not view information related to the past performance of PIH as indicative of future results. Certain information set forth in this communication includes estimates and targets and involves significant elements of subjective judgment and analysis. No representations are made as to the accuracy of such estimates or targets or that all assumptions relating to such estimates or targets have been considered or stated or that such estimates or targets will be realized.

Non-GAAP Financial Information

This communication also includes certain forward-looking projections of financial measures not presented in accordance with generally accepted accounting principles (“GAAP”) that are not reconcilable with GAAP measures due to their inherent uncertainty. Due to the forward-looking nature of such forward-looking non-GAAP financial measures used herein, management of Presidio, PIH and EQV cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures. Accordingly, Presidio, PIH and EQV are unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable effort. Amounts excluded from these non-GAAP measures in future periods could be significant.

Additional Information and Where to Find It

In connection with the proposed business combination, Presidio, PIH and EQV Resources have filed the Registration Statement with the SEC, which includes a prospectus with respect to the combined company’s securities to be issued in connection with the proposed business combination and a proxy statement with respect to the shareholder meeting of EQV to vote on the proposed business combination. EQV, Presidio, EQV Resources and PIH also plan to file other documents and relevant materials with the U.S. Securities and Exchange Commission (the “SEC”) regarding the proposed business combination. The Registration Statement was declared effective by the SEC on January 30, 2026. Mailing of the definitive proxy statement/prospectus to EQV’s shareholders of record as of January 30, 2026 commenced on January 30, 2026. The proxy statement/prospectus includes information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to EQV’s shareholders in connection with the proposed business combination. SECURITY HOLDERS OF EQV AND OTHER INTERESTED PARTIES ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS AND RELEVANT MATERIALS RELATING TO THE PROPOSED BUSINESS COMBINATION THAT HAVE BEEN AND WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED BUSINESS COMBINATION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED BUSINESS COMBINATION AND THE PARTIES TO THE PROPOSED BUSINESS COMBINATION. Shareholders are able to obtain free copies of the proxy statement/prospectus and other documents containing important information about Presidio, PIH, EQV Resources and EQV once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. In addition, the documents filed by EQV may be obtained free of charge from EQV at www.eqvventures.com. Alternatively, these documents, when available, can be obtained free of charge from EQV or Presidio upon written request to EQV Ventures Acquisition Corp., 1090 Center Drive, Park City, Utah, 84098, Attn: Secretary, or by calling (405) 870-3781. The information contained on, or that may be accessed through the websites referenced in this communication is not incorporated by reference into, and is not a part of, this communication.

Participants in the Solicitation

EQV, EQV Resources, PIH, Presidio and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of EQV in connection with EQV’s shareholder meeting. Security holders may obtain more detailed information regarding the names, affiliations and interests of certain of EQV’s executive officers and directors in the solicitation by reading EQV’s annual report on Form 10-K, filed with the SEC on March 31, 2025, the definitive proxy statement/prospectus, filed with the SEC on January 30, 2026, the Registration Statement and other relevant materials filed with the SEC in connection with the proposed business combination when they become available. Information concerning the interests of EQV’s participants in the solicitation, which may, in some cases, be different from those of EQV’s shareholders generally, is set forth in the proxy statement/prospectus and the Registration Statement.

No Offer or Solicitation

This communication shall not constitute a solicitation of any proxy, vote, consent or approval in any jurisdiction in connection with the proposed business combination and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of EQV, PIH, EQV Resources or Presidio, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended. This communication is restricted by law; it is not intended for distribution to, or use by any person in, any jurisdiction in where such distribution or use would be contrary to local law or regulation.